Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Starboard Investment Trust and to the use of our report dated August 5, 2022 on the financial statements and financial highlights of Adaptive Alpha Opportunities ETF, Adaptive High Income ETF, AI Quality Growth ETF, RH Hedged Multi-Asset Income ETF, RH Tactical Outlook ETF, and RH Tactical Rotation ETF, each a series of shares of beneficial interest in Starboard Investment Trust. Such financial statements and financial highlights appear in the May 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
September 28, 2023